SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


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                            FORM 8-K



                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
               the Securities Exchange Act of 1934




                        October 15, 1996
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                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
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       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
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    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
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            (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                         (206) 924-2345

Item 5.  Other Events

On October 15, 1996, Weyerhaeuser Company issued the following press release announcing its third quarter earnings:





"FEDERAL WAY, Wash., Oct. 15, 1996 - Weyerhaeuser today reported net earnings of $119.7 million, or 60 cents per common share for the third quarter of 1996 compared with net earnings of $279.3 million or $1.37 cents per common share before a special charge of $184.5 reported in the third quarter of 1995.

Net sales in the third quarter of 1996 were $2.9 billion, down six percent from the $3 billion recorded for the comparable quarter of 1995.

Third quarter results brought year-to-date earnings per common share to $1.84, down 49 percent compared to 1995 record earnings of $3.58 for the same period of last year before the special charge. Net earnings year to date were $364.9 million on sales of $8.3 billion compared to $732.6 million in earnings before the special charge on sales of $8.7 billion for the same period of 1995.

`Our 1996 third quarter results reflected strong lumber prices in both domestic and Japanese markets, and improving pulp prices,' said John
W. Creighton Jr., president and chief executive officer of Weyerhaeuser. `The higher volumes and lower operating costs achieved by our business improvement plans help offset continuing weak pricing in paper and packaging products.'

Operating earnings for the Timberlands and Wood Products segment were $210 million for the third quarter of 1996 compared with $195.8 million for the third quarter of 1995.

Third quarter 1996 Pulp, Paper and Packaging segment operating earnings were $78.8 million compared with $364.5 million for the year-ago quarter.

Third quarter earnings for the Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services Inc. were $5.2 million compared to a loss of $2.9 million before a special charge in the third quarter of 1995.

Weyerhaeuser also announced that it has repurchased 9.6 million shares of the 10 million shares of stock authorized for repurchase by the Weyerhaeuser Company Board of Directors in April 1995. The company said that the board has increased the authorization by an additional one million to a total of 11 million shares to offset shares issued in conjunction with a recent acquisition.

Weyerhaeuser Company is one of the largest integrated forest products companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate and financial services. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It is also one of North America's largest producers of forest products and recyclers of office wastepaper, newspaper and corrugated boxes."




                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEYERHAEUSER COMPANY

                                   By   /s/ K. J. Stancato
                                        ------------------------------
                                   Its: Vice President and Controller
Date:  October 15, 1996